Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Third Quarter 2021 Results

•Delivered 250 shipsets, compared to 206 in Q3 2020; delivered 47 737 shipsets in Q3 2021 compared to 15 in Q3 2020
•Revenue of $980 million in Q3 2021, compared to $806 million in Q3 2020
•Cash guidance unchanged: full-year 2021 cash used in operations is expected to be between $(50) to $(150) million; full-year 2021 free cash flow* is expected to be between $(200) and $(300) million
•EPS of $(1.09) in Q3 2021 compared to $(1.50) in Q3 2020
•Established business divisions to focus on key growth markets: Commercial, Defense & Space, and Aftermarket; Segment reporting change beginning Q4 2021

Wichita, Kan., November 3, 2021 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported third quarter 2021 financial results.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2021	2020	Change	2021	2020	Change
Revenues	$980	$806	22%	$2,883	$2,528	14%
Operating Loss	($157)	($177)	11%	($380)	($711)	47%
Operating Loss as a % of Revenues	(16.0%)	(21.9%)	590 BPS	(13.2%)	(28.1%)	**
Net Loss	($114)	($156)	27%	($421)	($574)	27%
Net Loss as a % of Revenues	(11.6%)	(19.3%)	**	(14.6%)	(22.7%)	810 BPS
Loss Per Share (Fully Diluted)	($1.09)	($1.50)	27%	($4.04)	($5.53)	27%
Adjusted Loss Per Share (Fully Diluted)*	($1.13)	($1.34)	16%	($2.59)	($4.45)	42%
Fully Diluted Weighted Avg Share Count	104.3	103.9		104.2	103.8
** Represents an amount equal to or in excess of 100% or not meaningful.

“Despite the challenges over the past two years we have been making a number of transformative changes. We maintained momentum on our strategy to diversify and grow, which we believe will position us to emerge stronger as the aviation industry recovers,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer. “Given the changes in our business, we decided we were at the right point to organize around three new business segments. Beginning with the 2021 fiscal year-end, Spirit will report results in the Commercial, Defense & Space and Aftermarket segments. In line with these reporting segments, we also announced a new organizational structure to focus on growth in these key markets.”
* Non-GAAP financial measure, see Appendix for reconciliation

“Although we have experienced some schedule changes and execution challenges on certain programs, including the 787, we are maintaining our cash guidance for the year of $(200) to $(300) million.”
Revenue
Spirit’s third quarter of 2021 revenue was $980.0 million, up 22% from the same period of 2020, primarily due to higher production deliveries on the Boeing 737 and increased revenue from the recently acquired A220 wing and Bombardier programs. These increases were partially offset by the lower widebody production rates due to reduced international air traffic resulting from the impacts of COVID-19. Deliveries increased to 250 shipsets during the third quarter of 2021 compared to 206 shipsets in the same period of 2020, including Boeing 737 deliveries of 47 shipsets compared to 15 shipsets in the same period of the prior year.
Spirit’s backlog at the end of the third quarter of 2021 was approximately $33 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the third quarter of 2021 was $156.6 million, as compared to operating loss of $176.9 million in the same period of 2020. The decreased loss was primarily driven by lower forward loss charges and lower excess capacity costs in the third quarter of 2021 compared to the third quarter of 2020. Third quarter 2021 earnings included $57.1 million of excess capacity costs and net forward loss charges of $70.4 million, primarily driven by schedule changes on the Airbus A350 program and reduced production demand on the Boeing 787 program as previously described in the second quarter 2021 Subsequent Event section. In comparison, during the third quarter of 2020, Spirit recorded excess capacity costs of $72.6 million and $128.4 million of net forward loss charges. Additionally, during the third quarter of 2020, Spirit recognized restructuring expenses of $19.5 million for cost-alignment and headcount reductions.
Other income for the third quarter 2021 was $94.8 million, compared to a net expense of $10.0 million for the same period in the prior year. The increase is primarily driven by a curtailment gain of $61 million recognized in the third quarter of 2021 resulting from the closure of the defined benefit plans acquired as part of the Bombardier Acquisition.
Third quarter EPS was $(1.09), compared to $(1.50) in the same period of 2020. Third quarter 2021 adjusted EPS* was $(1.13), which excluded the incremental deferred tax asset valuation allowance and the curtailment gain. During the same period of 2020, adjusted EPS*
* Non-GAAP financial measure, see Appendix for reconciliation was $(1.34), which excluded the impacts of planned acquisitions, restructuring costs and the voluntary retirement program offered during 2020. (Table 1)
Cash
Cash provided by operations in the third quarter of 2021 improved to $211 million, compared to $(53) million in the same quarter last year, primarily due to the receipt of $228 million of tax refund as a result of carrybacks permitted by the CARES Act, $38 million resulting from the Aviation Manufacturing Jobs Protection Program as well as positive impacts of working capital. Free cash flow* in the third quarter of 2021 was $174 million as compared to $(72) million in the same period of 2020. The cash balance at the end of the third quarter of 2021 was $1.4 billion. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2021	2020	Change	2021	2020	Change
Cash provided by (used in) Operations	$211	($53)	**	$13	($613)	**
Purchases of Property, Plant & Equipment	($37)	($19)	91%	($90)	($70)	28%
Free Cash Flow*	$174	($72)	**	($77)	($683)	(89%)

Liquidity				September 30, 2021	December 31, 2020
Cash				$1,431	$1,873
Total Debt				$3,595	$3,874
** Represents an amount equal to or in excess of 100% or not meaningful.
Financial Outlook and Risk to Future Financial Results – Unchanged November 3, 2021
Full-year 2021 cash used in operations is expected to be between $(50) and $(150) million; full-year 2021 free cash flow* is expected to be between $(200) and $(300) million, consistent with previously provided guidance.
Please refer to our Cautionary Statement Regarding Forward-Looking Statements below and the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.
Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the third quarter of 2021 increased 14 percent from the same period last year to $481.2 million, primarily due to increased production volumes from the Boeing 737 and recently acquired Bombardier programs, partially offset by lower production volumes on the Boeing 777 and 787 programs. Operating margin for the third quarter of 2021 increased to (11) percent, compared to (23) percent during the same period of 2020. This increase was primarily due to less net forward losses recognized. In the third quarter of
* Non-GAAP financial measure, see Appendix for reconciliation

2021, the Fuselage Systems Segment includes restructuring expenses of $0.2 million and excess capacity costs of $36.2 million, compared to restructuring expenses of $6.6 million and excess capacity costs of $42.0 million during the same period in 2020. In the third quarter of 2021, the segment recorded pretax $1.6 million of unfavorable cumulative catch-up adjustments and $49.9 million of net forward losses. In the third quarter of 2020, the segment recorded pretax $8.8 million of favorable cumulative catch-up adjustments and $92.0 million of net forward losses.
Propulsion Systems
Propulsion Systems segment revenue in the third quarter of 2021 increased 45 percent from the same period last year to $247.8 million, primarily due to increased revenue from the Boeing 737 program and aftermarket sales, partially offset by decreased production volume on the Boeing 777 and 787 programs. Operating margin for the third quarter of 2021 increased to 9 percent, compared to (9) percent during the same period of 2020, primarily due to increased Boeing 737 production volumes and the resulting decrease in excess capacity costs. In the third quarter of 2021, the segment recorded excess capacity costs of $10.8 million, compared to excess capacity costs of $17.5 million and $3.8 million of restructuring expenses in the third quarter of 2020. The segment recorded pretax $1.6 million of favorable cumulative catch-up adjustments and $5.9 million of net forward losses in the third quarter of 2021. In comparison, during the same period of the prior year, the segment recorded pretax $4.6 million of unfavorable cumulative catch-up adjustments, and $14.9 million of net forward losses.
Wing Systems
Wing Systems segment revenue in the third quarter of 2021 increased 44 percent from the same period last year to $243.0 million, primarily due to increased production deliveries on the Boeing 737 and Airbus A220 programs, partially offset by decreased production volume on the Boeing 787 program. Operating margin for the third quarter of 2021 increased to (7) percent, compared to (14) percent during the same period of 2020, primarily due to increased Boeing 737 production volumes and the resulting decrease in excess capacity costs, partially offset by higher costs on the Airbus A320 program. In the third quarter of 2021, the segment includes $0.6 million of restructuring costs and excess capacity costs of $10.1 million, compared to the same period the prior year, which included restructuring expenses of $9.1 million and excess capacity costs of $13.1 million. In the third quarter of 2021, the segment recorded pretax $2.9 million of unfavorable cumulative catch-up adjustments and $14.6 million of net forward losses. In the third
* Non-GAAP financial measure, see Appendix for reconciliation quarter of 2020, the segment recorded pretax $0.4 million of favorable cumulative catch-up adjustments and $21.5 million of net forward losses.

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2021	2020	Change	2021	2020	Change

Segment Revenues
Fuselage Systems	$481.2	$421.1	14.3%	$1,410.5	$1,299.7	8.5%
Propulsion Systems	247.8	170.8	45.1%	716.2	565.6	26.6%
Wing Systems	243.0	168.3	44.4%	725.9	582.2	24.7%
All Other	8.0	46.1	(82.6%)	30.3	80.7	(62.5%)
Total Segment Revenues	$980.0	$806.3	21.5%	$2,882.9	$2,528.2	14.0%

Segment (Loss) Earnings from Operations
Fuselage Systems	($53.9)	($96.7)	44.3%	($145.5)	($434.6)	66.5%
Propulsion Systems	21.9	(15.6)	**	66.8	(38.2)	**
Wing Systems	(15.8)	(23.2)	31.9%	(50.9)	(52.1)	2.3%
All Other	2.4	19.1	(87.4%)	5.1	28.9	(82.4%)
Total Segment Operating (Loss) Earnings	($45.4)	($116.4)	**	($124.5)	($496.0)	**

Unallocated Expense
SG&A	($86.8)	($52.8)	(64.4%)	($211.3)	($179.2)	(17.9%)
Research & Development	(12.8)	(7.5)	(70.7%)	(34.3)	(28.1)	(22.1%)
Cost of Sales	(11.6)	(0.2)	**	(10.1)	(8.1)	**
Total (Loss) Earnings from Operations	($156.6)	($176.9)	11.5%	($380.2)	($711.4)	46.6%

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(11.2%)	(23.0%)	**	(10.3%)	(33.4%)	**
Propulsion Systems	8.8%	(9.1%)	**	9.3%	(6.8%)	**
Wing Systems	(6.5%)	(13.8%)	730 BPS	(7.0%)	(8.9%)	190 BPS
All Other	**	**	**	**	**	**
Total Segment Operating (Loss) Earnings as % of Revenues	(4.6%)	(14.4%)	980 BPS	(4.3%)	(19.6%)	**

Total Operating (Loss) Earnings as % of Revenues	(16.0%)	(21.9%)	590 BPS	(13.2%)	(28.1%)	**

** Represents an amount equal to or in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Molly Edwards (316) 523-2479
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•any negative developments related to the COVID-19 pandemic, including, for example, with respect to (i) the duration, spread, severity, or any recurrence of the COVID-19 pandemic; (ii) any new variant strains of the underlying virus; (iii) the effectiveness, availability, and usage of vaccines; (iv) the duration and scope of governmental orders and restrictions related to COVID-19 on trade and transport restrictions; (v) the extent of the impact of COVID-19 on the global aerospace supply chain and the overall demand for our and our customers’ products and services; (vi) the impact of COVID-19 on our ability to retain the skilled work force necessary for production and development, including from governmental policies related thereto such as the mandatory vaccination executive order applicable to federal contractors; and (vii) the impact of COVID-19 on our access to capital;
•demand for our products and services and the general effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus for a significant portion of our revenues;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
• the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
• the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;
• our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
• our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
• our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
• the outcome of non-conformance, product warranty, defective product, or similar claims and the impact settlement of such claims may have on our accounting assumptions;
• our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
• our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates of aircraft;
• our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
• competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
• our ability to effectively integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
• the possibility that our cash flows may not be adequate for our additional capital needs;
• any reduction in our credit ratings;
• our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
• our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
• legislative or regulatory actions, both domestic and foreign, impacting our plans, strategies, financial results, and operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
• our ability to recruit and retain a critical mass of highly skilled employees;
• our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;
• spending by the U.S. and other governments on defense;
• pension plan assumptions and future contributions;
• the effectiveness of our internal control over financial reporting;
• the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
• adequacy of our insurance coverage;
• our ability to continue selling certain receivables through our supplier financing programs; and
• the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You
* Non-GAAP financial measure, see Appendix for reconciliation should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2021	2020	2021		2020
B737	47	15	111		52
B747	1	1	4		4
B767	8	9	27		20
B777	7	14	18		30
B787	5	30	31		92
Total Boeing	68	69	191		198

A220	12	9	39		32
A320 Family	105	108	331		365
A330	6	4	15		17
A350	9	12	32		51
Total Airbus	132	133	417		465

Business/Regional Jet (1)	50	4	139	(2)	26

Total	250	206	747		689

(1) Beginning in the fourth quarter of 2020, includes Business/Regional Jet deliveries related to the Bombardier acquisition
(2) Incorporates changes resulting from alignment of shipset reporting from acquired sites. Q1 and Q2 2021 QTD deliveries are 43 and 46, respectively.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021	October 1, 2020	September 30, 2021	October 1, 2020
	($ in millions, except per share data)
Revenue	$980.0	$806.3	$2,882.9	$2,528.2
Operating costs and expenses:
Cost of sales	1,036.2	903.4	3,009.4	2,941.0
Selling, general and administrative	86.8	52.8	211.3	179.2
Restructuring costs	0.8	19.5	8.1	68.4
Research and development	12.8	7.5	34.3	28.1
Loss on disposal of assets	—	—	—	22.9
Total operating costs and expenses	1,136.6	983.2	3,263.1	3,239.6
Operating loss	(156.6)	(176.9)	(380.2)	(711.4)
Interest expense and financing fee amortization	(58.8)	(53.0)	(177.7)	(133.8)
Other income (expense), net	94.8	(10.0)	138.7	(65.4)
Loss before income taxes and equity in net loss of affiliate	(120.6)	(239.9)	(419.2)	(910.6)
Income tax benefit	7.9	85.2	0.6	340.0
Loss before equity in net loss of affiliate	(112.7)	(154.7)	(418.6)	(570.6)
Equity in net loss of affiliate	(0.9)	(0.8)	(1.9)	(3.8)
Net loss	($113.6)	($155.5)	($420.5)	($574.4)

Loss per share
Basic	($1.09)	($1.50)	($4.04)	($5.53)
Shares	104.3	103.9	104.2	103.8

Diluted	($1.09)	($1.50)	($4.04)	($5.53)
Shares	104.3	103.9	104.2	103.8

Dividends declared per common share	$0.01	$0.01	$0.03	$0.03

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2021	December 31, 2020
	($ in millions)
Assets
Cash and cash equivalents	$1,430.6	$1,873.3
Restricted cash	0.3	0.3
Accounts receivable, net	527.6	484.4
Contract assets, short-term	411.0	368.4
Inventory, net	1,325.7	1,422.3
Other current assets	121.1	336.3
Total current assets	3,816.3	4,485.0
Property, plant and equipment, net	2,406.9	2,503.8
Intangible assets, net	216.2	215.2
Goodwill	623.6	565.3
Right of use assets	87.2	70.6
Contract assets, long-term	—	4.4
Pension assets	487.2	455.9
Deferred income taxes	—	0.1
Other assets	103.4	83.6
Total assets	$7,740.8	$8,383.9
Liabilities
Accounts payable	$644.8	$558.9
Accrued expenses	415.6	365.6
Profit sharing	39.8	57.0
Current portion of long-term debt	47.8	340.7
Operating lease liabilities, short-term	8.3	5.5
Advance payments, short-term	116.0	18.9
Contract liabilities, short-term	109.9	97.6
Forward loss provision, short-term	284.0	184.6
Deferred revenue and other deferred credits, short-term	95.9	22.2
Other current liabilities	88.4	58.4
Total current liabilities	1,850.5	1,709.4
Long-term debt	3,546.7	3,532.9
Operating lease liabilities, long-term	80.5	66.6
Advance payments, long-term	221.7	327.4
Pension/OPEB obligation	335.6	440.2
Contract liabilities, long-term	279.7	372.0
Forward loss provision, long-term	491.6	561.4
Deferred revenue and other deferred credits, long-term	34.8	38.9
Deferred grant income liability — non-current	26.7	28.1
Deferred income taxes	26.0	13.0
Other non-current liabilities	422.2	437.0
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,048,226 and 105,542,162 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,140.4	1,139.8
Accumulated other comprehensive loss	(163.3)	(154.1)
Retained earnings	1,902.8	2,326.4
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	424.3	856.5
Noncontrolling interest	0.5	0.5
Total equity	424.8	857.0
Total liabilities and equity	$7,740.8	$8,383.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 30, 2021	October 1, 2020
	($ in millions)
Operating activities
Net loss	($420.5)	($574.4)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	241.9	202.5
Amortization of deferred financing fees	6.4	12.6
Accretion of customer supply agreement	1.6	1.6
Employee stock compensation expense	19.6	17.1
Gain from derivative instruments	(0.1)	—
Gain from foreign currency transactions	(7.3)	(1.1)
Loss on disposition of assets	2.3	24.9
Deferred taxes	13.5	(34.3)
Pension and other post-retirement benefits, net	(104.5)	57.2
Grant liability amortization	(1.2)	(3.2)
Equity in net loss of affiliate	1.9	3.8
Forward loss provision	(1.1)	226.3
Changes in assets and liabilities
Accounts receivable, net	(4.7)	169.3
Contract assets	(38.8)	200.4
Inventory, net	83.4	(66.1)
Accounts payable and accrued liabilities	99.4	(530.6)
Profit sharing/deferred compensation	(17.7)	(46.2)
Advance payments	(1.2)	(19.9)
Income taxes receivable/payable	227.2	(252.6)
Contract liabilities	(79.8)	(44.1)
Other	(7.0)	44.0
Net cash provided by (used in) operating activities	$13.3	($612.8)
Investing activities
Purchase of property, plant and equipment	(90.0)	(70.4)
Acquisition, net of cash acquired	(21.1)	(117.9)
Other	4.7	4.9
Net cash used in investing activities	($106.4)	($183.4)
Financing activities
Proceeds from issuance of debt	—	1,200.0
Payment on revolving credit facility	—	(800.0)
Customer financing	(7.5)	10.0
Principal payments of debt	(30.1)	(22.7)
Payments on term loan	(3.0)	(439.7)
Payments on floating rate notes	(300.0)	—
Taxes paid related to net share settlement awards	(5.0)	(14.0)
Proceeds from issuance of ESPP stock	3.0	2.6
Debt issuance and financing costs	—	(27.6)
Purchase of treasury stock	—	0.1
Dividends paid	(3.2)	(14.4)
Other	—	0.1
Net cash used in financing activities	($345.8)	($105.6)
Effect of exchange rate changes on cash and cash equivalents	(3.8)	(3.3)
Net decrease in cash, cash equivalents and restricted cash for the period	($442.7)	($905.1)
Cash, cash equivalents, and restricted cash, beginning of the period	1,893.1	2,367.2
Cash, cash equivalents, and restricted cash, end of the period	$1,450.4	$1,462.1

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	September 30, 2021	October 1, 2020
Cash and cash equivalents, beginning of the period	$1,873.3	$2,350.5
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, beginning of the period	$1,893.1	$2,367.2

Cash and cash equivalents, end of the period	$1,430.6	$1,441.3
Restricted cash, short-term, end of the period	$0.3	$1.3
Restricted cash, long-term, end of the period	19.5	19.5
Cash, cash equivalents, and restricted cash, end of the period	$1,450.4	$1,462.1
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash provided by (used in) operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended				Nine months ended
	September 30, 2021		October 1, 2020		September 30, 2021		October 1, 2020

GAAP Diluted Loss Per Share	($1.09)		($1.50)		($4.04)		($5.53)
Costs Related to Acquisitions	—		0.02	a	0.01	a	0.15	a
Restructuring Costs	—		0.12	b	0.05	b	0.41	b
Voluntary Retirement Program	—		0.02	c	—		0.52	c
Deferred Tax Asset Valuation Allowance	0.34	d	—		1.72	d	—
Curtailment	(0.38)	e	—		(0.33)	e	—
Adjusted Diluted Loss Per Share	($1.13)		($1.34)		($2.59)		($4.45)

Diluted Shares (in millions)	104.3		103.9		104.2		103.8

a Represents the transaction costs (included in SG&A)

b Represents the restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

c Represents the retirement incentive expenses resulting from the VRP offered during 2020 (included in Other income)

d Represents the deferred tax asset valuation allowance (included in Income tax benefit)

e Represents the curtailment gain resulting from the closure of the defined benefit plans acquired as part of the Bombardier Acquisition (included in Other income)

Free Cash Flow
($ in millions)

	Three months ended		Nine months ended		Guidance
	September 30, 2021	October 1, 2020	September 30, 2021	October 1, 2020	Full-Year 2021

Cash Provided by (Used in) Operations	$211	($53)	$13	($613)	($50) - ($150)
Capital Expenditures	(37)	(19)	(90)	(70)	(150)
Free Cash Flow	$174	($72)	($77)	($683)	($200 - $300)